UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2010

ROYAL GOLD, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 15, 2010, Royal Gold, Inc. (“Royal Gold” or the “Company”) entered into a letter agreement (the “Letter Agreement”) pursuant to which it agreed to acquire 25% of the payable gold produced from the Mt. Milligan copper-gold project in British Columbia from Thompson Creek Metals Company Inc. or its affiliate (“Thompson Creek”) concurrent with the closing of Thompson Creek’s proposed acquisition (the “Acquisition”) of Terrane Metals Corp. (“Terrane”).  The terms and conditions under which Royal Gold will acquire the payable gold are contained in a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) among Royal Gold, Thompson Creek, and a subsidiary of each entity to be identified prior to the closing of the Acquisition, the substantial form of which is attached as Exhibit 1 to the Letter Agreement.  The obligation of Royal Gold and Thompson Creek to enter into the Purchase and Sale Agreement is subject to certain customary conditions set forth in the Letter Agreement.  Under the Letter Agreement, Thompson Creek and Royal Gold have each agreed to an exclusivity arrangement with the other party in respect to certain alternative gold-related financing transactions in connection with the Mt. Milligan project until the closing of the Acquisition or earlier termination of the Letter Agreement in accordance with its terms.  The Letter Agreement also contains representations and warranties and covenants in respect of Royal Gold and Thompson Creek.

Pursuant to the Purchase and Sale Agreement, at the closing of the Acquisition Royal Gold will make a payment of $226.5 million to Thompson Creek, which will be used to pay a portion of the consideration to shareholders of Terrane in connection with the Acquisition.  Thereafter, upon satisfaction of certain conditions set forth in the Purchase and Sale Agreement, Royal Gold will make additional payments (each, an “Additional Payment”) to Thompson Creek in an amount not to exceed $85 million in the aggregate to fund a portion of the development costs of the Mt. Milligan project.  Upon commencement of production at the Mt. Milligan project, Royal Gold will purchase 25% of the payable gold with a cash payment equal to the lesser of $400 or the prevailing market price for each payable ounce of gold until 550,000 ounces have been delivered to Royal Gold and the lesser of $450 or the prevailing market price for each additional ounce thereafter.  The Purchase and Sale Agreement also contains representations and warranties, covenants, conditions and indemnification provisions in respect of each party.

The Letter Agreement contains representations and warranties that the Company and Thompson Creek made to each other as of date of the Letter Agreement.  The Purchase and Sale Agreement contains representations and warranties that each party will make to each other as of the closing of the Acquisition, as well as representations and warranties that Thompson Creek and its affiliate will make as of or immediately prior to each date that Royal Gold makes an Additional Payment.  The assertions embodied in those representations and warranties were made or will be made solely for purposes of the Letter Agreement or the Purchase and Sale Agreement, as applicable, which governs the contractual rights and relationships, and allocates risks among the parties thereto in relation to the closing of the Acquisition and the gold purchase transaction, and may be subject to important qualifications and limitations agreed to by the Company and Thompson Creek in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

The foregoing description of the terms of the Letter Agreement and the Purchase and Sale Agreement is qualified in its entirety by the Letter Agreement and form of Purchase and Sale Agreement, which are filed herewith as Exhibit 10.1 and incorporated into this Item 1.01 by reference.

Royal Gold first announced the transaction in a press release on July 15, 2010 with respect to which it filed a Form 8-K on July 15, 2010.

Item 9.01	Financial Statements and Exhibits

(d) Exhibit

10.1     Letter Agreement between Royal Gold, Inc. and Thompson Creek Metals Company Inc. dated July 15, 2010, which includes the form of Purchase and Sale Agreement by and among Royal Gold, Inc., Thompson Creek Metals Company Inc. and a subsidiary of each entity to be identified prior to the closing of the Acquisition.*

*
Certain portions of this exhibit have been omitted by redacting a portion of the text (indicated by asterisks in the text) in reliance on Rule 24b-2 of the Securities Exchange Act of 1934.  The omitted confidential portions have been submitted separately to the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: July 21, 2010	By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President and Corporate Secretary

Exhibit Index

Exhibit No.

10.1     Letter Agreement between Royal Gold, Inc. and Thompson Creek Metals Company Inc. dated July 15, 2010, which includes the form of Purchase and Sale Agreement by and among Royal Gold, Inc., Thompson Creek Metals Company Inc. and a subsidiary of each entity to be identified prior to the closing of the Acquisition.*

*
Certain portions of this exhibit have been omitted by redacting a portion of the text (indicated by asterisks in the text) in reliance on Rule 24b-2 of the Securities Exchange Act of 1934.  The omitted confidential portions have been submitted separately to the U.S. Securities and Exchange Commission.